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                                                                EXHIBIT 10.26(b)

                          SECOND LIEN PROMISSORY NOTE

$311,000.00                                                   September 15, 1995


     FOR VALUE RECEIVED, the undersigned, TRAVIS SNOWDEN MARINE, INC., a Texas corporation (the "Borrower") agrees and promises to pay to the order of NATIONSBANK OF TEXAS, N.A., or any other owner and holder of this note (collectively herein called the "Bank") at 300 Convent, San Antonio, Bexar County, Texas, or such other place in the United States of America as may be designated by the Bank for making payment hereunder, the principal sum of THREE HUNDRED ELEVEN THOUSAND AND NO/100 DOLLARS ($311,000.00), or so much thereof as may be advanced hereunder, in lawful money of the United States of America, together with interest on the unpaid principal balance outstanding from time to time from the date hereof until maturity at a varying rate of interest per annum equal to the lesser of: (a) the prime rate of NationsBank of Texas, N.A., plus one-half of one percent (1/2%), as the same may change from day to day, or (b) the maximum rate of interest allowed by applicable law (the "Maximum Rate").

     The Prime Rate is the index agreed upon by the Borrower and the Bank to determine the rate of interest for this note. Use of the Prime Rate is not to be construed as a warranty or representation that the Prime Rate is more favorable than another rate or index, that rates on other loans or credit facilities may not be based on indices other than the Prime Rate or that rates on loans to others may not be made below the Prime Rate.

     Interest hereon shall be calculated at a daily rate equal to 1/360th of the stated annual percentage rate this note bears, subject to the provisions hereof limiting interest to the Maximum Rate. All past due principal and interest shall bear interest from maturity until paid at an interest rate equal to the lesser of (a) the prime rate of NationsBank of Texas, N.A., plus three percent (3%), as the same may change from day to day, or (b) the Maximum Rate.

     Accrued interest under this note shall be due and payable monthly as it accrues on the first day of each calendar month, beginning October 1, 1995, and continuing regularly thereafter until December 31, 1995, when all unpaid principal and all accrued and unpaid interest shall be due and payable. Each payment shall be applied first to interest and then to principal.

     All or any portion of this note may be prepaid without penalty at any time or times, provided that all prepayments, at the Bank's option, may be applied first to accrued and unpaid interest and then to the principal balance in inverse order of maturity.

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     This note has been executed and delivered pursuant to that one certain Loan
Agreement (the "Construction Loan Agreement") of even date herewith between the Borrower and the Bank. If a Default (as such term is used and defined in the Construction Loan Agreement) occurs, then the Bank may declare this note mature and all unpaid principal under this note, together with all accrued and unpaid interest hereunder, and all sums owing under any instrument or document executed in connection with this note (the "Loan Documents"), shall be due and payable immediately.

     The Borrower agrees to pay all costs of the Bank in collecting any sums payable hereunder and under the Loan Documents when such costs are incurred, including reasonable attorney's fees, whether or not this note has been accelerated or any other action shall then be instituted to enforce this note.

     Unless otherwise specifically set forth in this note, the Borrower and each surety, endorser, guarantor and other person liable upon this note waives all notices, demands and presentments for payment, all notices of non-payment, default, intention to accelerate maturity, acceleration of maturity, protest and dishonor, and diligence in taking any action to collect amounts hereunder and in the handling of any collateral securing this note.

     The Borrower and the Bank intend that the loan evidenced by this note (the "Loan") shall be in strict compliance with applicable usury laws. If at any time any interest contracted for, charged or received under this note or otherwise in connection with the Loan would be usurious under applicable law, then regardless of the provisions of this note or the Loan Documents or any action or event (including, without limitation, prepayment of principal hereunder or acceleration of maturity by the Bank) which may occur with respect to this note or the Loan, it is agreed that all sums that would otherwise be usurious shall be immediately credited by the Bank as a payment of principal hereunder, or if this note has already been paid, immediately refunded to the Borrower. All compensation which constitutes interest under applicable law in connection with the Loan shall be amortized, prorated, allocated and spread over the full period of time any indebtedness is owing by the Borrower under the Loan, to the greatest extent permissible without exceeding the Maximum Rate in effect from time to time during such period.

     This note and all of the Loan Documents shall be deemed contracts made under the laws of the State of Texas and for all purposes shall be interpreted under such laws. In particular, the Bank and the Borrower agree that the Indicated (weekly) Rate ceiling, as determined in accordance with Article 5069-1.04, as amended (Revised Civil Statutes of Texas), from time to time in effect, shall constitute the Maximum Rate hereunder. Notwithstanding the immediately preceding two sentences, if United States federal law should permit the Bank to contract for, charge or receive a greater rate of interest than the rate determined

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under said Article 5069-1.04, then such federal law, from time to time in effect, shall determine the Maximum Rate hereunder.

     In no event shall the provisions of Chapter 15, Article 5069 of the Revised Civil Statutes of Texas (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to the Loan.

     If this note is executed by more than one party, each such party shall be jointly and severally liable for the payment of this note.

     This note is secured by a Second Lien Deed of Trust, Security Agreement and Financing Statement (the "Second Lien Deed of Trust") of even date herewith covering certain real property (the "Mortgaged Property") in Denton County, Texas, more particularly described therein.

                              TRAVIS SNOWDEN MARINE, INC.


                              By:       /s/ Mark Walton
                                 -----------------------------------------------
                              Printed Name: MARK WALTON
                                           -------------------------------------
                              Title:        PRESIDENT
                                    --------------------------------------------

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